Exhibit 99.8

FOR IMMEDIATE RELEASE		November 4, 2008
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com
PINNACLE WEST REPORTS LOWER THIRD QUARTER RESULTS
APS Earnings Decrease 22 Percent; Palo Verde Performance Excels
PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income for the quarter ended September 30, 2008, of $151.6 million, or $1.50 per diluted share of common stock. This result compares with $208.7 million, or $2.07 per diluted share, for the same period in 2007.
Rising costs incurred by Arizona Public Service (APS) to operate, maintain and expand its electric system and summertime temperatures that were closer to historical averages (versus last year’s record temperatures) drove the lower results. Higher fuel costs; the absence of tax credits recorded in 2007 and not repeated in the 2008 quarter; and decreased earnings from Pinnacle West’s real estate operations also contributed to the quarterly decline.
Pinnacle West Chairman Bill Post said the lower results were in line with expectations given the milder weather compared with last year’s third quarter; and the fact that APS’ current retail prices do not cover the utility’s true costs of doing business.
“Despite the current economic slowdown, we still are experiencing customer growth in our service territory,” he said. “To meet Arizona’s current and future electricity demand, we must continue working with our regulators to establish a comprehensive plan for Arizona’s energy future.”
Post said that plan should include significant additional investments in new infrastructure, new technology, energy efficiency and more sustainable resources. “To accomplish this plan, however, we need a financially strong utility that can finance needed infrastructure at the lowest possible cost while providing high customer service and reliability. This will require timely and supportive regulatory treatment.”
For the third quarter of 2008, APS reported lower net income of $159.8 million, compared with net income of $204.3 million for the same period a year ago. The Company and its customers benefited from strong performance at the Palo Verde Nuclear Generating Station, which operated at 97 percent capacity and generated its highest-ever summer production. Palo Verde’s three units also operated for 100 consecutive days this summer. Additionally, the plant’s solid operation helped minimize the need for

PINNACLE WEST 2008 THIRD QUARTER RESULTS	November 4, 2008

more expensive natural gas generation and purchased power.
SunCor Development Co, Pinnacle West’s real estate subsidiary, reported a net loss of $6.1 million for the current-year third quarter, compared with net income of $6.0 million in the 2007 quarter. The decrease reflects the distressed national real estate markets.
For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/financials.
Conference Call
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2008 third-quarter earnings and recent developments at noon (ET) today, November 4. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter Conference ID 68083352. A replay of the call also will be available until 11:55 p.m. (ET), Tuesday, November 11, 2008, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same Conference ID number as above.
Pinnacle West is a Phoenix-based company with consolidated assets of about $11.5 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
( in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2008	2007	2008	2007
Operating Revenues
Regulated electricity segment	$1,040,348	$1,043,723	$2,492,627	$2,291,067
Real estate segment	18,965	46,711	103,587	171,662
Marketing and trading	11,737	99,203	119,868	264,311
Other revenues	8,925	15,597	26,824	36,113

Total	1,079,975	1,205,234	2,742,906	2,763,153

Operating Expenses
Regulated electricity segment fuel and purchased power	419,979	407,242	1,016,918	880,932
Real estate segment operations	28,941	46,075	118,906	153,328
Marketing and trading fuel and purchased power	9,503	93,860	106,270	226,337
Operations and maintenance	212,327	178,419	601,360	527,307
Depreciation and amortization	98,568	94,730	291,959	276,584
Taxes other than income taxes	28,423	34,940	94,826	104,416
Other expenses	8,321	11,246	21,081	28,537

Total	806,062	866,512	2,251,320	2,197,441

Operating Income	273,913	338,722	491,586	565,712

Other
Allowance for equity funds used during construction	4,673	5,235	16,211	14,874
Other income	2,274	4,276	10,050	11,976
Other expense	(7,132)	(6,744)	(22,103)	(13,685)

Total	(185)	2,767	4,158	13,165

Interest Expense
Interest charges	51,231	53,151	157,580	155,104
Capitalized interest	(3,976)	(5,435)	(14,593)	(15,455)

Total	47,255	47,716	142,987	139,649

Income From Continuing Operations Before Income Taxes	226,473	293,773	352,757	439,228

Income Taxes	75,970	92,055	92,489	141,809

Income From Continuing Operations	150,503	201,718	260,268	297,419

Income From Discontinued Operations
Net of Income Taxes	1,083	6,990	20,707	6,813

Net Income	$151,586	$208,708	$280,975	$304,232

Weighted-Average Common Shares Outstanding — Basic	100,750	100,324	100,642	100,200

Weighted-Average Common Shares Outstanding — Diluted	101,018	100,829	100,911	100,767

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$1.49	$2.01	$2.59	$2.97
Net income — basic	$1.50	$2.08	$2.79	$3.04
Income from continuing operations — diluted	$1.49	$2.00	$2.58	$2.95
Net income — diluted	$1.50	$2.07	$2.78	$3.02